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                                                                    Exhibit 4.47

                             SUPPLEMENTAL AGREEMENT

         SUPPLEMENTAL AGREEMENT (this "Supplemental Agreement"), dated as of November 1, 2000, among New NiSource Inc., a Delaware corporation ("New NiSource"), NiSource Inc., an Indiana corporation formerly named NIPSCO Industries, Inc. ("NiSource"), The Chase Manhattan Bank, a New York corporation, as purchase contract agent ("Agent") under the Purchase Contract Agreement (as defined below), and Bank One Trust Company, National Association (successor in interest to The First National Bank of Chicago), as collateral agent ("Collateral Agent") and as securities intermediary ("Securities Intermediary") under the Pledge Agreement (as defined below). All capitalized terms used herein which are defined in the Purchase Contract Agreement shall have the meanings given therein.

                                   WITNESSETH:

         WHEREAS, NiSource and the Agent have heretofore executed the Purchase Contract Agreement, dated as of February 16, 1999 (the "Purchase Contract Agreement"), to provide for the issuance of Securities; and

         WHEREAS, under the Purchase Contract included in each Security, the Holder is obligated to purchase from NiSource, for an amount equal to $50, a number of shares of Common Stock equal to the Settlement Rate; and

         WHEREAS, NiSource, the Collateral Agent, the Securities Intermediary and the Agent have heretofore executed the Pledge Agreement, dated as of February 16, 1999 (the "Pledge Agreement"), to secure the Holders' obligations to purchase such shares of NiSource Common Stock under the Purchase Contracts; and

         WHEREAS, New NiSource, NiSource, Columbia Energy Group, a Delaware corporation ("Columbia"), Parent Acquisition Corp., an Indiana corporation, Company Acquisition Corp., a Delaware corporation, and NiSource Finance Corp., an Indiana corporation, have entered into the Agreement and Plan of Merger, dated as of February 27, 2000, as amended and restated as of March 31, 2000 (the "Merger Agreement"), pursuant to which, among other things, NiSource and Columbia will become wholly owned subsidiaries of New NiSource, and the former stockholders of NiSource and certain of the former stockholders of Columbia will become stockholders of New NiSource (the "Acquisition Merger"); and

         WHEREAS, immediately following the Acquisition Merger, NiSource will merge with and into New NiSource, with New NiSource being the surviving corporation (the "Subsequent Merger"); and

         WHEREAS, in connection with the Acquisition Merger and the Subsequent Merger, New NiSource will change its name to "NiSource Inc." and will assume all of the obligations and liabilities of NiSource, including all obligations and liabilities of NiSource under the Purchase
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Contract Agreement, the Purchase Contracts and the Pledge Agreement; and

         WHEREAS, pursuant to Section 9.1 of the Purchase Contract Agreement, NiSource desires that New NiSource assume, and NewNiSource desires to assume, all of NiSource's covenants, obligations and liabilities under the Purchase Contract Agreement, the Purchase Contracts and the Pledge Agreement; and

         WHEREAS, pursuant to Section 8.1(1) of the Purchase Contract Agreement, NiSource desires that this Supplemental Agreement evidence the succession of New NiSource to NiSource, and the assumption by New NiSource of the covenants, obligations and liabilities of NiSource, under the Purchase Contract Agreement and the Certificates; and

         WHEREAS, pursuant to Section 10.1(1) of the Pledge Agreement, NiSource desires that this Supplemental Agreement evidence the succession of New NiSource to NiSource, and the assumption by New NiSource of the covenants, obligations and liabilities of NiSource, under the Pledge Agreement; and

         WHEREAS, pursuant to Section 5.6(b) of the Purchase Contract Agreement, in the event of a merger of NiSource into another Person, the Settlement Rate will be adjusted to provide that each Holder of Securities will receive on the Purchase Contract Settlement Date the kind and amount of securities receivable in such merger by holders of the common stock of NiSource; and

         WHEREAS, all things necessary to make this Supplemental Agreement a valid, binding and legal instrument according to its terms have been done.

         NOW, THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed as follows:

         1. Assumption of Covenants, Obligations and Liabilities. New NiSource hereby expressly assumes all of the covenants, obligations and liabilities of NiSource under the Purchase Contract Agreement, the Purchase Contracts, the Certificates and the Pledge Agreement. Pursuant to Section 9.2 of the Purchase Contract Agreement, New NiSource shall succeed to and be substituted for NiSource with the same effect as if New NiSource had been originally named as the "Company" in the Purchase Contract Agreement, the Purchase Contracts, the Certificates and the Pledge Agreement.

         2. Substitution of Common Stock. References in the Purchase Contract Agreement, the Pledge Agreement, the Purchase Contracts and the Certificates to "Common Stock" shall mean shares of the common stock, par value $.01 per share, of New NiSource.

         3. Adjustment of the Settlement Rate. New NiSource hereby agrees that the Holders of each Outstanding Security shall have the rights provided in
Section 5.6(b) of the Purchase Contract Agreement. Pursuant to Section 5.6(b) of the Purchase Contract Agreement, the Settlement Rate will be adjusted to provide that each Holder of Securities shall receive on the Purchase Contract Settlement Date with respect to each Purchase Contract held by such Holder
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shares of common stock of New NiSource on a one-for-one basis for the shares of
NiSource such Holder would have received had the Acquisition Merger and Subsequent Merger not taken place. Except for this one- for-one substitution of the common stock of New NiSource for the common shares of NiSource, there shall be no other adjustment to the Settlement Rate. The Settlement Rate shall continue to be calculated in accordance with Section 5.1 of the Purchase Contract Agreement.

         4. Notice. New NiSource hereby agrees to provide to the Holders of the Securities pursuant to Section 5.7(a)(ii) of the Purchase Contract Agreement within ten Business Days after consummation of the Acquisition Merger written notice of the Acquisition Merger and a statement setting forth any adjustments to the Settlement Rate.

         5. Rights as Successor. After the execution and delivery of this Supplemental Agreement, any act or proceeding required by the Purchase Contract Agreement, the Purchase Contracts, the Certificates or the Pledge Agreement to be done or performed by any board or officer of NiSource may be done or performed with like force and effect by the comparable board or officer of New NiSource.

         6. Agreements Ratified. The Purchase Contract Agreement, the Purchase Contracts, the Certificates and the Pledge Agreement, each supplemented as hereinabove set forth, are in all respects ratified and confirmed, and the terms and conditions thereof, supplemented as hereinabove set forth, shall be and remain in full force and effect.

         7. Effectiveness. This Supplemental Agreement shall become effective as of the date first above written upon the execution and delivery hereof by each of the parties hereto.

         8. Choice of Law. This Supplemental Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

         9. Counterparts. This Supplemental Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument.

         10. Agent. The Agent shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by NiSource and by New NiSource, or for or with respect to the validity or sufficiency of this Supplemental Agreement or any of the terms or provisions hereof.
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         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Agreement to be executed by their respective representatives thereunto duly authorized.

                                   NISOURCE INC.


                                   By   /s/ Gary L. Neale
                                   Its   Chief Executive Officer


                                   NEW NISOURCE INC.


                                   By   /s/ Gary L. Neale
                                   Its   Chief Executive Officer


                                   THE CHASE MANHATTAN BANK, as Purchase
                                   Contract Agent


                                   By   /s/ Richard Lorenzen
                                   Its   Assistant Vice President


                                   BANK ONE TRUST COMPANY, NATIONAL
                                   ASSOCIATION, as Collateral Agent


                                   By   /s/ Larry Kusch
                                   Its   Authorized Officer


                                   BANK ONE TRUST COMPANY, NATIONAL
                                   ASSOCIATION, as Securities Intermediary


                                   By   /s/ Larry Kusch
                                   Its   Authorized Officer